As filed with the Securities and Exchange Commission on July 1, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

AMERICAN FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	31-1544320
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2121
(Address of Registrant’s Principal Executive Offices)

_________________

AMERICAN FINANCIAL GROUP, INC.
NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

_________________

James C. Kennedy, Esq.
Vice President, Deputy General Counsel and Secretary
American Financial Group, Inc.
One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2538
Facsimile: (513) 579-0108
(Name, Address and Telephone Number, Including Area Code,
of Agent for Service of Process)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock	150,000 shares	$29.95	$4,492,500	$569.20

(1)	This Registration Statement is filed for up to 150,000 shares of common stock of American Financial Group, Inc., (the “Registrant”) issuable to non-employee directors of the Registrant pursuant to the Non-Employee Directors’ Compensation Plan.

(2)	Estimated solely for purposes of calculating registration fee.

(3)	Registration fee has been calculated pursuant to Rule 457(h).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following document filed by American Financial Group, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

1. Annual Report on Form 10-K for the year ended December 31, 2003.

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

3. Current Reports on Form 8-K dated January 28, 2004, as amended, February 12, 2004, February 17, 2004 and April 26, 2004.

4. The description of the Registrant’s common stock contained in the Form 8-A filed with the Commission on November 25, 1997.

        All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities

      Not required.

Item 5.    Interests of Named Experts and Counsel

        The legality of the securities offered hereby will be passed upon for the Registrant by Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202.

Item 6.    Indemnification of Directors and Officers

        Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to us unless deemed otherwise by the court. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court. The Registrant’s Code of Regulations extends such indemnification.

        The Registrant maintains, at its expense, Directors and Officers Liability and Company Reimbursement Liability Insurance. The Directors and Officers Liability portion of such policy covers all of the Registrant’s directors and officers and of the companies which are, directly or indirectly, more than 50% owned by the Registrant. The policy provides for payment on behalf of the directors and officers, up to the policy limits and after expenditure of a specified deductible, of all Loss (as defined) from claims made against them during the policy period for defined wrongful acts, which include errors, misstatements or misleading statements, acts or omissions and neglect or breach of duty by directors and officers in the discharge of their individual or collective duties as such. The insurance includes the cost of investigations and defenses, appeals and bonds and settlements and judgments, but not fines or penalties imposed by law. The insurance does not cover any claims arising out of acts alleged to have been committed prior to October 24, 1978. The insurer limit of liability under the policy is $175,000,000 in the aggregate for all losses each year subject to certain individual and aggregate deductibles. The policy contains various exclusions and reporting requirements.

        The Registrant also has entered into indemnification agreements with its executive officers and directors providing for indemnification against certain liabilities to the fullest extent permitted under Ohio law.

Item 7.    Exemption from Registration Claimed

      Not applicable.

Item 8.    Exhibits

5	Opinion of Keating, Muething & Klekamp, P.L.L.

10	Non-Employee Directors’ Compensation Plan (incorporated by reference to Annex I to the Registrant’s Proxy Statement for its 2004 Annual Meeting of Shareholders)

23.1	Consent of Keating, Muething & Klekamp, PLL (contained on Exhibit 5).

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (contained on the signature page).

Item 9.    Undertakings

        9.1     The Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

1.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

2.	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

3.	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        9.2     The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.3     The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        9.4     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.5     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on June 30, 2004.

AMERICAN FINANCIAL GROUP, INC. BY: /s/Carl H. Lindner —————————————— Carl H. Lindner Chairman of the Board

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below whose name is preceded by an (*) hereby constitutes and appoints James C. Kennedy and Karl J. Grafe, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/Carl H. Lindner	Chairman of the Board of Directors	June 30, 2004
*Carl H. Lindner	(Principal Executive Officer)

/s/Carl H. Lindner III	Director	June 30, 2004
*Carl H. Lindner III

/s/S. Craig Lindner	Director	June 30, 2004
*S. Craig Lindner

/s/James E. Evans	Director	June 30, 2004
*James E. Evans

/s/Theodore H. Emmerich	Director	June 30, 2004
*Theodore H. Emmerich

/s/Terry S. Jacobs	Director	June 30, 2004
*Terry S. Jacobs

/s/William R. Martin	Director	June 30, 2004
*William R. Martin

/s/William A. Shutzer	Director	June 30, 2004
*William A. Shutzer

/s/William W. Verity	Director	June 30, 2004
*William W. Verity

/s/Fred J. Runk	Senior Vice President and Treasurer	June 30, 2004
Fred J. Runk	(Principal Financial and Accounting Officer)